Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 25111 day of July, 2022, to be effective as of the Effective Date as defined in Section 19 below, by and between Somerset Savings Bank, SLA, a New Jersey-chartered savings association (the “Bank”) and David Orbach (the “Executive”). Any reference to the “Company” shall mean SR Bancorp, Inc., the proposed holding company of the Bank.

RECITALS

WHEREAS, the Bank has adopted a Plan of Conversion to convert the Bank from the mutual to the stock form of organization (the “Conversion”) and has adopted a plan of Charter Conversion to convert the Bank from a New Jersey chartered savings association to a New Jersey chartered commercial bank under the name “Somerset Regal Bank” (the “Charter Conversion”) (references in this Agreement to the Bank shall include the Bank as a New Jersey chartered commercial bank); and

WHEREAS, in connection with the Conversion, the Bank and the Company have entered into an Agreement and Plan of Merger, dated as of July 25, 2022 (the “Merger Agreement”), with Regal Bank and Regal Bancorp, Inc., pursuant to which Regal Bank will merge with and into the Bank, with the Bank as the surviving entity, and Regal Bancorp, Inc. will merge with and into the Company, with the Company as the surviving entity (collectively referred to as the “Merger”); and

WHEREAS, Executive is presently serving as an employee and Executive Chairman of the Board of Directors of Regal Bank and Regal Bancorp, Inc.; and

WHEREAS, the parties desire to enter into this Agreement to induce the Executive to continue to accept employment with the Bank following the Conversion and the Merger, and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank and the Company; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a) Employment. During the Term (as defined in Section 2(a)) of this Agreement, the Executive agrees to serve as Executive Chairman of the Board of Directors of the Company and as Executive Vice Chairman of the Board of Directors of the Bank (the “Executive Position”), or any successor executive position with the Bank and the Company that is consented to in writing by the Executive, and will perform the duties of and have all powers associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the Board of Directors of the Bank and/or the Company (the “Board of Directors”). As an executive officer, the Executive will report directly to the Chief Executive Officer. During the term of this Agreement, the Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.

(b) Responsibilities. During the Executive’s employment hereunder, the Executive will be employed on a full-time basis and devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of the Executive’s duties and responsibilities related to the Executive Position, as set forth in Exhibit A. Except as otherwise provided in Section 1(c), or as may be approved by the Board of Directors, the Executive will not engage in any other business activity during the term of this Agreement; provided, however, that the foregoing shall not prohibit Executive from making passive investments in public or private entities that do not compete with Bank.

(c) Service on Other Boards and Committees. The Bank encourages participation by the Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board of Directors shall have the right to approve or disapprove, in its sole discretion, the Executive’s participation on those boards and committees. Attached hereto as Exhibit B is a list of the community boards and committees on which Executive currently serves, which are deemed approved by the Board of Directors.

2.	TERM.

(a) Term and Annual Renewal. The initial term of this Agreement will begin as of the Effective Date and continue for a period of three (3) years (the “Term”). Commencing on the first anniversary of the Effective Date and continuing on each subsequent anniversary of the Effective Date (each anniversary referred to as a “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three (3) years from the applicable Renewal Date, unless either the Bank or the Executive, by written notice to the other given at least thirty (30) days prior to the Renewal Date, notifies the other of its intent not to extend the Term. In the event either party provides notice not to extend the Term, the Term will become fixed and terminate as of the last day of the then current Term. For avoidance of doubt, any extension to the Term will become the new “Term” for purposes of this Agreement.

(b) Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined in Section 5, the Term of this Agreement will automatically extend so that it expires no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth in Section 2(a).

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement will mandate or prohibit a continuation of the Executive’s employment following the expiration of the Term.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salarv. In consideration of the Executive’s performance of the responsibilities and duties set forth in this Agreement, the Executive will receive an annual base salary of $375,000 per year (“Base Salary”). The Bank will pay the Base Salary in accordance with its customary payroll practices. During the term of this Agreement, the Board of Directors (or the Compensation Committee of the Board of Directors (the “Compenation Commirte”)) may increase, but not decrease, the Executive’s Base Salary. Any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement.

(b) Bonus and Incentive Compensation. The Executive (1) shall be eligible to participate in any bonus plan or arrangement of the Bank in which senior management is eligible to participate, pursuant to which a bonus may be paid to the Executive in accordance with the plan or arrangement; and/or (2) may receive a bonus, if any, on a discretionary basis, as determined by the Board of Directors or the Compensation Committee. The Bank shall provide the Executive an annual cash bonus opportunity in an amount at least equal to twenty percent (20%) of Base Salary at target, less required tax withholding, on an annual basis during the Term of this Agreement (the “Annual Cash Bonus”), subject to terms and conditions, including performance conditions, as shall be determined by the Board of Directors or the Compensation Committee. Each Annual Cash Bonus shall be paid to the Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable bonus period, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs (or as soon as administratively practicable thereafter).

(c) Benefit Plans. The Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, on terms and conditions no less favorable than the plans, arrangements and perquisites available to other members of senior management of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(c), the Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the plans and arrangements as applicable to other management employees.

(d) Leave and Paid Time Off. The Executive will be entitled to paid time off each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices and in accordance with the Bank’s policies and procedures for officers, in addition to all holidays observed by the Bank. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Automobile. The Bank will provide the Executive with the use of an automobile and shall reimburse Executive or pay for automobile-related expenses.

(f) Expense Reimbursements. The Bank will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred by the Executive in performing the Executive’s obligations under this Agreement, including, without limitation, fees for memberships in organizations that the Executive and the Board of Directors or the Compensation Committee mutually agree are necessary and appropriate in connection with the performance of the Executive’s duties under this Agreement. All reimbursements will be made as soon as practicable upon substantiation of the expenses by the Executive in accordance with the applicable policies and procedures of the Bank and, in any event, not later than the last day of the calendar year immediately following the calendar year in which the Executive incurred the expense.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5, which governs the occurrence of a Change in Control, the Executive’s employment under this Agreement will terminate under the circumstances set forth in this Section 4.

(a) Definition of Accrued Obligations. For purposes of this Agreement, the term “Accrued Obligations” means the sum of: (i) any Base Salary earned but unpaid through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(f)), (iii) unused paid time off accrued through the Date of Termination (subject to an in accordance with Section 3(d)), (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (v) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits will be paid and/or provided in accordance with the terms of the employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to the Executive (or the Executive’s estate or beneficiary) within thirty (30) days following the Executive’s Date of Termination.

(b) Death. This Agreement and the Executive’s employment with the Bank will terminate upon the Executive’s death, in which event the Bank’s sole obligation will be to pay or provide the Executive’s estate or beneficiary any Accrued Obligations.

(c) Disability. The Bank shall be entitled to terminate the Executive’s employment and this Agreement due to the Executive’s Disability. If the Bank terminates the Executive’s employment due to the Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide the Executive any Accrued Obligations. For these purposes, the term “Disability” means the Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers the Executive or is determined to be disabled by the Social Security Administration.

(d) Termination for Cause. The Board of Directors may immediately terminate the Executive’s employment and this Agreement at any time for “Cause.” In the event the Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to the Executive any Accrued Obligations. For purposes of this Agreement, the term “Cause” means termination because of, in the good faith determination of the Board of Directors:

(i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations);

(ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board of Directors will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary;

(iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary;

(iv) the continuing willful failure of the Executive to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or the Executive declining to perform any assigned duties to the extent such assignment or duties would constitute a violation of law) after written notice thereof;

(v) a material breach by the Executive of the Bank’s or the Company’s Code of Ethics; or

(vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank or the Company.

Any determination of Cause under this Agreement will be made by resolution adopted by the Board of Directors at a meeting called and held for that purpose. The Executive will be provided with reasonable notice of the meeting and the Executive will be given an opportunity to be heard before a vote is taken by the disinterested members of the Board of Director regarding the termination of employment.

(e) Resignation bv Executive without Good Reason. The Executive may resign from employment during the term of this Agreement without Good Reason upon at least thirty (30) days prior written notice to the Board of Directors, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of the Executive’s resignation. In the event the Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide any Accrued Obligations to the Executive.

(f) Termination Without Cause or With Good Reason.

(i)

The Board of Directors may immediately terminate the Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and the Executive may, by written notice to the Board of Directors, terminate his employment at any time within ninety (90) days following an event constituting “Good Reason” (a termination “With Good Reason”); provided, however, that the Bank will have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. In the event of a termination of employment described under this Section 4(f)(i) during the Term and subject to the requirements of Section 4(f)(iii), the Bank will pay or provide the Executive the following:

(A) any Accrued Obligations;

(B) a cash payment equal to the greater of: (i) remaining Base Salary and total annual incentive bonus opportunity (based on the highest bonus earned by the Executive for the three most recently completed calendar years prior to the Executive’s Date of Termination) that would have been paid to the Executive during the remaining Term of the Agreement; or (ii) two (2) times the sum of Base Salary and the average total annual incentive bonus paid to Executive for the three most recently completed calendar years prior to the Executive’s Date of Termination; in either case payable in a lump sum within sixty (60) days of the Executive’s Date of Termination; and

(C) provided that the Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement of the Executive’s COBRA health care costs for the greater of (i) the remaining Term of the Agreement, or (ii) eighteen (18) months (in either case commencing with the first month following the Executive’s Date of Termination).

(ii)	“Good Reason” exists if, without the Executive’s express written consent, any of the following occur:

(A)

a material reduction in the Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable; notwithstanding the foregoing, the Bank or Company may eliminate and/or modify existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all executive officers;

(B)	a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)

the failure to re-appoint the Executive to the Executive Position set forth under Section l(a), or a failure to nominate and recommend the election of the Executive to the Board of Directors of the Company or to appoint or nominate and elect the Executive to the Board of Directors of the Bank;

(D)	a relocation of the Executive’s principal place of employment by more than twenty (20) miles from the Executive’s primary place of business; or

(E)	a material breach of this Agreement by the Bank.

(iii)

Notwithstanding anything to the contrary in Section 4(f)(i), the Executive will not receive any payments or benefits under Sections 4(f)(i)(B) or 4(f)(i)(C) unless and until the Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60111 day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the payments and benefits described in this Section 4(f) will be paid, or commence, in the second calendar year.

(g) Effect on Status as a Director. In the event of the Executive’s termination of employment under this Agreement for any reason, whether by the Bank and the Company or by the Executive, and unless otherwise agreed to by the mutual consent of the Executive and the Bank and the Company, the termination will also constitute the Executive’s resignation as a director of the Bank and the Company, as well as a director of any subsidiary or affiliate thereof, to the extent the Executive is serving as a director of any of the aforementioned entities.

(h) Notice; Effective Date of Termination. Any Notice of Termination of employment under this Agreement must be communicated by or to the Executive or the Bank, as applicable, in accordance with Section 17. For purposes of this Agreement, the term “Date of Termination” means the Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to the Executive of the Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of Directors of termination of the Executive’s employment for Cause; (iii) immediately upon the Executive’s death or Disability; (iv) thirty (30) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case the Executive’s resignation shall be effective as of that date; or (v) in the event of the Executive’s termination With Good Reason due to a material reduction in Base Salary, the date on which the Executive provides Notice of Termination in accordance with Section 4(f)(i). If, within 30 days after any Notice of Termination of employment by the Bank, the Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 14. Notwithstanding the pendency of any such dispute, the Bank may discontinue paying the Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that the Executive is entitled to compensation and benefits under this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due the Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

5.	CHANGE IN CONTROL.

(a) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 5(a), the term “Corporation” means the Bank, the Company or any of their successors, as applicable.

(i)

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors of the Corporation is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(b) Change in Control Benefits. Upon the termination of the Executive’s employment by the Bank or the Company (or any successor) Without Cause or by the Executive With Good Reason during the Term on or within two years after the effective time of a Change in Control, the Bank (or any successor) will pay or provide the Executive, or the Executive’s estate in the event of the Executive’s death, with the following:

(i)	any Accrued Obligations;

(ii)

a cash payment (the “Change in Control Severance”) equal to three (3) times the sum of: (A) the Executive’s Base Salary at the Date of Termination (or the Executive’s Base Salary in effect during any of the prior three years, if higher); and (B) the average annual total incentive bonus earned by the Executive for three (3) most recently completed calendar years prior to the Change Control, or if greater, the annual total incentive bonus that would have been earned in the year of the Change of Control at target bonus opportunity; which cash payment shall be paid in a lump sum within thirty (30) days of the Executive’s Date of Termination; and

(iii)

the value of health care costs for thirty-six (36) months (based on the COBRA cost in effect for continued insurance coverage at the Date of Termination, whether or not the Executive elects COBRA); which shall be paid in cash in a lump sum within thirty (30) days of the Executive’s Date of Termination.

Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) will be payable to the Executive in lieu of any payments or benefits that are payable under Section 4(f).

6.	COVENANTS OF EXECUTIVE.

(a) Non-Solicitation/Non-Compete. The Executive hereby covenants and agrees that during the “Restricted Period,” the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i)

solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)

become an officer, employee, consultant, director, trustee, independent contractor, agent, joint venturer, partner or trustee of any commercial bank, savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of its direct or indirect subsidiaries or affiliates that: (A) has a headquarters within thirty-five (35) miles of the Bank’s headquarters (the ‘Restricted Territory”), or (B) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)

solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Except as otherwise provided for in Section 18, for purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary ofthe Date of Termination.

(b) Confidentiality. The Executive recognizes and acknowledges that the Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and the Executive acknowledges and agrees that the Executive will not, during or after the term of the Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.

(c) Information/Cooperation. The Executive will, upon reasonable notice, furnish any information and assistance to the Bank as may be reasonably required by the Bank, at the expense of the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance. Except as otherwise provided, all payments and benefits to the Executive under this Agreement will be subject to the Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 6, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive under another plan, program or agreement (other than an employment agreement) between the Bank and the Executive.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. A successor’s failure to assent to this Agreement following a Change in Control shall be deemed to be a material breach of this Agreement under Section 4(f) hereof.

10.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future as to any act other than that specifically waived.

11.	CERTAIN APPLICABLE LAW.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the Executive’s termination for Cause, other than the Accrued Obligations.

(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from

Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1 (h)(ii).

(d) Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment will be made during the first six (6) months following the Executive’s Separation from Service. Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-l(d).

(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(g) Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

12.	SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

14.	ARBITRATION.

In the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section 14. The Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in Middlesex County, New Jersey unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel. If the Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by the Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.

15.	INDEMNIFICATION.

The Bank will provide the Executive (including the Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify the Executive (and the Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.	TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set fm1h below or if sent by facsimile or email, on the date it is actually received.

To the Bank:	Somerset Savings Bank, SLA
220 West Union Avenue
Bound Brook, NJ 08805
Attention: Corporate Secretary

To Executive:	Most recent address on file with the Bank

18.	TAX MATTERS.

(a) If the Executive’s employment is terminated following a Change in Control, the non-competition and non-solicitation restrictions set forth in Section 6(a) of this Agreement shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. The Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 6(a) have value, and (ii) the value shall be recognized in any calculations the Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 5(b) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Section 6(a) of this Agreement (the “Appraised Value”). The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in Section 5(a). The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A -40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

(b) After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)),

whether paid or payable pursuant to Section 5(b) of this Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement.

(c) Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 18 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and the Executive (the “Firm”) whose determination will be conclusive and binding on all parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and the Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) the Executive notice to that effect (and a copy of the detailed calculations thereof) and, to the extent consistent with Section 409A of the Code, the Executive may determine which benefits are to be reduced. All determinations made under this Section 18 shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.

19.	EFFECTIVE DATE AND TERMINATION OF PRIOR AGREEMENT.

Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to the completion of the Conversion and the Merger, and shall become effective as of the effective date of the Merger (which for purposes of this Agreement shall be referred to as the “Effective Date”). In the event the Merger is terminated for any reason, or in the event Executive fails to remain an employee of Regal Bank and Regal Bancorp as of the Effective Date, this Agreement shall automatically terminate and become null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, the patties have executed this Agreement as of the date first written above.

SOMERSET SAVINGS BANK, SLA

By:	/s/ William P. Taylor
Name:	William P. Taylor
Title:	CEO

EXECUTIVE

/s/ David Orbach
David Orbach